Exhibit 10.8D
THIRD AMENDMENT TO THE
BASIC LEASE INFORMATION AND
CANYON PARK TECHNOLOGY CENTER
OFFICE BUILDING LEASE AGREEMENT
     This Third Amendment (this “Third Amendment”) to the Basic Lease Information and Canyon Park Technology Center Office Building Lease Agreement (the “Lease”) is entered into by and between TCU PROPERTIES I, LLC, a Utah limited liability company (“Landlord”), and OMNITURE, INC., a Delaware corporation (“Tenant”), having an office at 550 East Timpanogos Circle, Orem, Utah 84097.
Recitals
     A. Landlord and Tenant are parties to the Lease, together with the First Amendment and Second Amendment to the Lease, for certain office space in Canyon Park Technology Center (“CPTC” formerly Timpanogos Technology Park) in Orem, Utah, defined in the Lease and in the respective Amendments as the “Premises.” Tenant desires to expand the Premises to include additional space in Building G at CPTC.
     B. Tenant desires to expand the Premises to include an additional 28,940 rentable square feet (“RSF”) of space in Building G, Suites G-11, G-12, G-21 and G-22 at CPTC.
Agreement
     Therefore, Landlord and Tenant agree as follows:
1.	Premises. The definition of “Premises” under the Lease is amended by adding approximately 28,940 rentable square feet located on the first and second floors of Building G as outlined below:

i. G-11 and G-12	14,420 RSF

ii. G-21 and G-22	14,520 RSF
The Premises are shown cross-hatched on the floor plan attached hereto as Exhibit A.
2.	Basic Rent. Tenant agrees that the Basic Rental fee (as further described below) for the Unoccupied Premises shall be $5.50 per rentable square foot per year, effective April 1, 2005. Upon occupation of the premises, the Basic Rental fee shall be as further described below.

Unoccupied Premises

Date:	Premises:	Monthly Fee:	Annual Fee:

April 1-Sep 30, 2005	G-21 and G-22	$6,655	$79,860

Unoccupied Premises

Apr 1, 2005-Mar 31, 2006	G-11 and G-12	$6,609	$79,310

Occupied Premises

Date:	Premises:	Monthly Fee:	Annual Fee:

October 1, 2005	G-21 and G-22	$18,025	$216,300

April 1, 2006	G-11 and G-12	$18,150	$217,800

     Monthly Rent for the 3rd Amendment Space shall be due in accordance with the payment terms specifically set forth in the Lease.
3.	Commencement. The Commencement Date shall be as follows:

a.	Unoccupied Premises G-11, 12, 21 and 22:	April 1, 2005

b.	Occupied Premises Building G-21 and G-22:	October 1, 2005

c.	Occupied Premises Building G-11 and G-12:	April 1, 2006
     At Tenant’s option, Tenant can move the Commencement Date ahead by giving Landlord written notice of Tenant’s desire to expand into the Premises earlier than as specified above.
4.	Rentable Area. The “Rentable Area” of the Premises shall increase from 63,060 RSF to 91,940 RSF.
5.	Annual Increases. Basic Rental shall increase $0.50 per rentable square foot on each one-year anniversary of Lease Commencement Date.
6.	Deposit. An additional security deposit equal to the last months’ Rent of $39,793.00 shall be paid to Landlord by Tenant upon execution of this Amendment.
7.	Tenant Improvements. Landlord agrees to provide Tenant with a Tenant Improvement Allowance of $4.00 per rentable square foot per year.
8.	Plans, Specifications and Permits. Both Landlord and Tenant agree to the following timeline:
a.	Landlord agrees to begin demolition of Premises G21 and G22 within two weeks of execution of this Amendment.

b.	Tenant agrees to provide Landlord with an architect/engineer stamped copy of the floor plans for the new Premises under this Amendment (as similar to G23 and G13) by the following dates:

i. G21 and G22 on or before May 31, 2005
ii. G11 and G12 on or before October 1, 2005

c.	Landlord shall arrange for the architect/engineer to transfer Tenant’s stamped floor plans into blueprints for submission to the City of Orem Building and Development Department for issuance of Building Permit(s) and shall submit the same to the City of Orem for permit. Landlord shall seek Tenant’s approval of the final blueprints prior to submitting the blueprints to the City of Orem for permit.
Landlord shall have the Premises completed and ready for Occupancy at least thirty (30) days prior to scheduled Occupancy as noted above.

9.	Construction. Landlord and Tenant agree that the Construction of the Tenant Improvements shall be completed ninety (90) days from the date of receiving a valid building permit for the Premises from the City of Orem. In the event that Landlord is unable to complete the Tenant Improvements within said ninety (90) day period, Landlord will credit Tenant five hundred ($500.00) dollars per day penalty in reduced rent or pay Tenant cash in the same amount of damages, at Tenant’s option, until the Tenant Improvements are completed. Subject to Landlord receiving an Occupancy Permit from the City of Orem, Tenant may occupy the Premises as described and outlined in Section 2, and such occupancy shall not be deemed as a waiver of Landlord’s payment penalty. Delays in Construction that are caused by Tenant change orders will not be calculated within said ninety (90) day period. Tenant agrees that for each day Construction is delayed by Tenant change orders, Landlord shall receive five hundred ($500.00) dollars per day penalty from Tenant.

10.	Change Orders. Landlord and Tenant shall approve and execute all change orders in writing prior to commencement of any such construction.

11.	Bids. Tenant and Landlord shall approve and execute all bids prior to commencement of any construction. Landlord and Tenant shall each designate two authorized representatives to approve and execute Bids for Tenant Improvements.

12.	Garden Level. Tenant acknowledges that Building G has basement space below Premises G-11 and G-12, and Landlord shall excavate and build G-01 into Garden Level space upon Tenant’s request. Landlord hereby grants to Tenant a First Right of Refusal to build out and lease of the Garden Level space at 85% of Tenant’s current rate (otherwise upon the same terms and conditions governing the Lease). Landlord agrees to provide Tenant with a Tenant Improvement Allowance of $4.00 per rentable square foot per year of the Lease for the basement space in G-01. Notwithstanding the above, if Tenant chooses not to exercise its First Right of Refusal rights on the Garden Level space in G01, Landlord shall have the right to reduce the proportionate RSF of the G12 lobby Premises to accommodate access into the basement, provided that such reduction shall not exceed 400 RSF.

13.	Furniture. Landlord shall allow Tenant to use the Landlord’s Herman Miller modular furniture at no charge to Tenant. Tenant shall not be responsible for normal wear and tear to said furniture. Landlord agrees to provide Tenant available furniture from

Canyon Park inventory free of charge, including but not limited to the use of the following modular furniture systems from Canyon Park inventory (to be installed in the permanent fixed wall offices within the Premises):

a — Herman Miller pedestal file cabinets (gray and black)
b — White boards
c — Pin boards that Tenant can have recovered
d — Task lighting
e — Shelving
f — Desk drawers
g — Herman Miller work surfaces (series I and series II that are slightly different tone and style)
h —H-leg supports-Landlord shall purchase the H-legs
14.	Same Terms. Except as amended herein, all other terms and conditions of the Lease, 1st and 2nd Amendments, as previously amended, shall remain in full force and effect.
—SIGNATURE ON THE NEXT PAGE—

TENANT:

OMNITURE a Delaware Corporation

By:	/s/ Mike Herring

Name: Mike Herring

Title: CFO

Date: April 30, 2005

LANDLORD:

TCU PROPERTIES I, LLC

By: Canyon Park Management
Company,	Inc., its Manager

By:	/s/ Allen Finlinson

Name: Allen Finlinson

Title: Vice President

Date: April 30, 2005